UNITED GROCERS, INC.
6433 S.E. Lake Rd.
Portland, Oregon  97222


FOR IMMEDIATE RELEASE
MONDAY, DECEMBER 22, 1997

CONTACT:          CHARLES E. CARLBOM, PRESIDENT/CEO
                  503/833-1003


                 FINANCIAL ANNOUNCEMENT AT UNITED GROCERS, INC.


PORTLAND, OREGON - It was announced today that United Grocers will file notice to stakeholders that prior year financial statements will be restated. The effect of the restatement will be to reduce stockholders' equity previously reported at September 27, 1996 by approximately $10-12 million. In addition, the results of current year operations, while not finalized, will include non-recurring, pre-tax charges of $14-16 million, a portion of which were included in the results of operations reported in the Company's quarterly report for the period ended June 27, 1997.

         Excluding the effect of such restatement and non-recurring charges, management expects fiscal year 1997 operations of the company to result in positive earnings.

         In order to allow management to finalize the reporting of fiscal 1997 operating results and completion of the audit by Coopers & Lybrand, its new audit firm, United Grocers will delay filing its annual report to the Security and Exchange Commission, and has postponed the annual meeting of stockholders to February 25, 1998.

         Going forward, the Company's senior management team has launched major revenue enhancement and cost savings initiatives that are expected to favorably impact fiscal 1998 earnings by approximately $10 million when fully implemented. As part of the fiscal 1998 restructuring, management has also initiated the sale of non-core subsidiaries, which will result in a substantial improvement of the company's liquidity and debt ratios.

         Additionally, the Boards of Directors of both United Grocers and Associated Grocers, Seattle, Washington, have announced the formation of a new company as part of a joint venture alliance. The Executive Board of the new company has been selected and has chosen Mr. Donald W. Benson as Chief Executive Officer. Benson and the new Board are in the process of selecting the joint venture management team. This newly formed company will provide state-of-the-art procurement, distribution systems and information services, positioning United Grocers and Associated Grocers as the leading edge supply sources for independent supermarkets.

         United Grocers is a retail-owned food distribution and marketing company serving over 1,200 supermarkets in Oregon, Northern California and Southwest Washington.

                                      # # #


               LEGAL NOTICE REGARDING FORWARD LOOKING STATEMENTS
               -------------------------------------------------

Although United Grocers remains optimistic about the future, as with all forward-looking statements, the forward-looking statements made by United
Grocers in this release are subject to uncertainties that could cause actual results to differ materially from those projected, including without limitation, uncertainties inherent in business plans and the changing of business methods, uncertainties related to the response of customers and suppliers to changing business strategies, uncertainties concerning the outcome of planned sales of subsidiaries, and uncertainties with respect to the future availability of financing.